SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Definitive Proxy Statement
/X/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ /	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXPLANATORY NOTE

        New Frontier Media, Inc., a Colorado corporation “Company”), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on August 14, 2002 in connection with the solicitation of proxies for electing the board of directors of the Company at the Company’s 2002 annual meeting of shareholders.

THE FOLLOWING LETTER WAS MAILED TO
THE COMPANY'S SHAREHOLDERS ON AUGUST 14, 2002

7007 WINCHESTER CIRCLE, SUITE 200, BOULDER, CO 80301

August 14, 2002

Dear Shareholder:

     As our August 20, 2002 annual meeting approaches, you may have received additional proxy materials from Edward J. Bonn. We would like to remind you that Institutional Shareholder Services (“ISS”), recognized as the preeminent independent institutional proxy advisor firm, has recommended that New Frontier Media shareholders vote FOR the directors nominated by the Company and AGAINST the nominees proposed by Mr. Bonn. According to ISS, “the wholesale replacement of the entire incumbent board and management is simply too risky given the nature of the Company’s business and the unique relationships it comprises.” ISS also noted the negative dilutive effect on the existing shareholders of the stock options Mr. Bonn’s nominees intend to award themselves if elected.

     We believe that the personal relationships that exist with current management and our satellite and cable customers are critical to the Company’s success and that Mr. Bonn’s proposal to replace your current board and management would put your Company’s future relationships with these critical customers in jeopardy! We believe that our long-term vision, consistently applied, will bring the greatest value to the Company and its shareholders. Remember, even if you have returned a gold proxy card from Mr. Bonn, you can still change your vote by signing, dating and returning the enclosed WHITE proxy card, as only the latest-dated card counts.

     We would like to provide you with an updated and revised stock comparison chart from the one included in the brochure that we mailed to you on August 5, 2002. This chart shows the relative performance of our stock price as compared to the stock price of Liberty Media, AOL Time Warner, Private Media Group, Inc. and Playboy Enterprises, Inc. We included AOL Time Warner in our comparison because it owns Home Box Office, a leader in the pay television business, and because it owns America Online, a subscription-based internet business. We included Liberty Media in our comparison because it owns Starz/Encore, a leader in the pay television business.

     We would also like to provide you again with a chart showing our quarterly addressable subscribers since December 2000. This chart shows the total number of addressable subscribers in millions as of the end of each quarterly period reflected.

     Finally, we would like to reiterate the following considerations raised in our July 29, 2002 letter:

•

Mr. Bonn has been sued by the Company for fraud and breach of fiduciary duty. Your board of directors, after a thorough independent investigation, brought this legal action for gross misrepresentation of IGallery’s business — specifically its financial condition and marketing practices. Our lawsuit alleges that material facts regarding IGallery’s deteriorating cash flow, increasing costs of sale, decreasing membership revenues and FTC inquiries regarding deceptive marketing practices were fraudulently hidden from the Company when it purchased IGallery from Mr. Bonn.

•

Mr. Bonn has waged his proxy campaign blaming management for the decline in the Company’s stock price, without telling you that he was an active member of the Company’s management during the exact period in which the Company’s common stock price suffered its most significant decline. Indeed, he was President of the Company from July 2000 to June 2001.

•

Prior to IGallery, Mr. Bonn served as a director and executive officer of Independent Entertainment Group, Inc., where his tenure lasted less than one year. Independent Entertainment Group sued Mr. Bonn for breach of fiduciary duty and negligence.

     We also stated in our letter of July 29, 2002 that “we believe this proxy contest is really all about Mr. Bonn’s attempt to have his hand-picked board withdraw the Company’s lawsuit against him for fraud and breach of fiduciary duty.” After substantial discovery, we continue to believe that Mr. Bonn has initiated this distracting and costly proxy contest to satisfy his personal agenda, and not, as he would have you believe, because of his concern for shareholders’ interests. Mr. Bonn has disputed our allegations and advised you of why he believes the Company initiated its lawsuit and why he started the proxy contest. Ultimately, the court will decide the facts of the case and you, as the Company’s shareholders, have to decide who you trust to run your Company. ISS has decided that it should be current management.

     We believe your best interests will be served by electing the nominees that have been selected by the Nominating Committee and recommended by ISS, the Executive Committee and the full Board of Directors. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY. PLEASE DISCARD ANY PROXY CARD SENT TO YOU BY MR. BONN.

     If you have any questions as to how to vote your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-431-9642.

     Thank you for your continued support.

Sincerely,

Mark Kreloff Chairman and Chief Executive Officer

Michael Weiner Executive Vice President and Secretary

*****IMPORTANT*****

NEW FRONTIER MEDIA HAS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. NEW FRONIER MEDIA STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN NEW FRONTIER’S PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, FILED ON JULY 24, 2002.

If your shares are held in your name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in “Street name”, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Return the enclosed card and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf. If you have returned a gold proxy card from Mr. Bonn, you can change your vote by signing, dating and returning the enclosed proxy card. Only the latest-dated card counts. If you have any questions or require assistance in voting your shares, please call D.F. King & Co., Inc, toll-free on 1-800-431-9642.